Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-161291) of our report dated March 28, 2011 with respect to our audits of the consolidated financial statements of SafeStitch Medical, Inc. (a development stage company) as of December 31, 2010 and 2009 and for the years then ended and for the period from September 15, 2005 (inception) through December 31, 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
/s/ EisnerAmper LLP (formerly known as Eisner LLP)
New York, New York
March 28, 2011